Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Amendment No. 1 to Form S-3, No. 333-166716) of our report dated March 31, 2010, relating to the consolidated financial statements of Northwest Bancorporation, Inc. and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and for the years then ended, which appears in the Company’s 2009 Annual Report (Form 10-K), filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington

May 26, 2010